Exhibit (e)(xiv)

SUPPORT AND VOTING AGREEMENT

THIS AGREEMENT is made as of the 9th day of August, 2021.

BETWEEN:

EHP FUNDS INC., a corporation existing under the laws of Ontario (the “Shareholder”)

-and-

11172239 CANADA INC., a corporation existing under the laws of Canada (the “Purchaser”)

-and-

EXFO INC., a corporation existing under the laws of Canada (the “Corporation”)

WHEREAS the Purchaser, the Corporation and G. Lamonde Investissements Financiers Inc. (the “Purchaser Parent”) entered into an arrangement agreement on June 7, 2021 (as amended, supplemented, restated, extended, replaced or otherwise modified from time to time, the “Agreement”) contemplating an arrangement (the “Arrangement”) of the Corporation under Section 192 of the Canada Business Corporations Act, the result of which shall be the acquisition by the Purchaser of all the outstanding subordinate voting shares (the “Subordinate Voting Shares”) of the Corporation not already owned by the Purchaser or any of its affiliates;

WHEREAS the definition of “Consideration” in the Agreement has been amended on August 9, 2021 to increase the consideration from $6.00 to $6.25 in cash per Subordinate Voting Share;

WHEREAS the Shareholder is the owner of, directly or indirectly, or has control or direction over, the Subordinate Voting Shares set forth on the signature page hereof (collectively, the “Subject Securities”);

WHEREAS, in connection with the Arrangement, the Subject Securities will be acquired by the Purchaser in exchange for a cash payment equal to the Consideration for such Subject Securities;

AND WHEREAS the support and voting agreement (the “Agreement”) sets out the terms on which the Shareholder agrees to take certain actions and do certain things to support the Arrangement.

NOW THEREFORE in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

13.	Interpretation

All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement.

14.	Covenants

The Shareholder hereby agrees, in his capacity as shareholder, from the date hereof until the earlier of (i) the Effective Time, and (ii) the termination of the Arrangement Agreement in accordance with its terms:

(q)
at any meeting of shareholders of the Corporation held to consider the Arrangement or any adjournment or postponement thereof, to cause the Subject Securities to be counted as present for purposes of establishing quorum and to exercise or cause to be exercised all voting rights attached to Subordinate Voting Shares comprising the Subject Securities, and to other voting securities of the Corporation, directly or indirectly acquired by or issued to the Shareholder after the date hereof (i) in favour of the Arrangement and any other matters which are necessary for the consummation of the Arrangement; and (ii) against any proposed action or agreement which could impede, interfere with or delay, or in any way adversely affect the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement, including any transaction involving the acquisition by any other party of Subordinate Voting Shares, other voting securities of the Corporation or assets of the Corporation;

(r)
as soon as practicable, to deliver or cause to be delivered to the Corporation, with a copy to the Purchaser, duly executed proxies or voting instruction forms voting (i) in favour of the Arrangement and (ii) in favour of any other matter necessary for the consummation of transactions contemplated by the Arrangement Agreement, and each such proxy or proxies shall not be revoked without the written consent of the Purchaser;

(s)
not to, directly or indirectly, exercise or cause to be exercised any rights of appraisal, rights of dissent or rights to demand the repurchase of the Subject Securities in connection with the Arrangement or otherwise oppose in any manner the treatment of any Subject Securities pursuant to the Arrangement;

(t)
not to take any action which could impede, interfere with or delay, or in any way adversely affect, in any manner whatsoever, the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement;

(u)
not to, directly or indirectly, acquire or seek to acquire Subordinate Voting Shares or other voting securities of the Corporation, or sell, assign, transfer, dispose of, pledge, hypothecate, alienate, grant a security interest in, encumber or tender to offer, transfer any economic interest (directly or indirectly) or otherwise convey any of the Subject Securities, other than pursuant to the Arrangement;

(v)
not to, directly or indirectly, publicly or privately, accept, assist, make or participate in or take any action that may reasonably be expected to result in or facilitate an Acquisition Proposal, or engage in any discussion, negotiation or inquiries that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(w)
not to take any other action of any kind, directly or indirectly, which would make any representation or warranty of the Shareholder set forth herein untrue or incorrect in any material respect or might reasonably be regarded, individually or in the aggregate, as likely to reduce the success of, or delay or interfere with, the completion of the transactions contemplated by the Arrangement; and

(x)
to do or cause to be done all acts and things and execute and deliver or cause to be executed or delivered all such further documents and instruments, as the Purchaser or the Corporation may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

15.	Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to the Purchaser and the Corporation that:

(o)	the Shareholder, if applicable, has the requisite corporate power and capacity to execute and deliver this Agreement and the Arrangement Agreement and to perform its obligations hereunder;

(p)
the execution, delivery and performance of this Agreement and the Arrangement Agreement by the Shareholder, if applicable, has been duly authorized by its board of directors and no other internal proceedings on its part is necessary to authorize this Agreement and the Arrangement Agreement;

(q)	this Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms;

(r)
it is the sole and unconditional owner, or the sole Person being the beneficial owner, or exercising control or direction over, as applicable, the Subject Securities, with good and valid title thereto free and clear of all Liens, and has the sole and exclusive right to sell and vote all of the Subject Securities;

(s)
other than the Subject Securities or as disclosed in writing to the Purchaser, it does not own of record or beneficially, or exercise control or direction over, or hold any right to acquire, any securities of the Corporation;

(t)
neither the execution and delivery of this Agreement nor the compliance with any of the provisions hereof will (i) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal under any term or provision of document by which the Shareholder is bound, (ii) require the Shareholder or any Person that it controls to make any filing or to obtain any permit, authorization, consent or approval of, any Governmental Entity or any other Person, and (iii) result in the violation or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or any Person that it controls;

(u)
except for the Purchaser pursuant to the terms of the Arrangement Agreement, no person has any written or oral agreement, warrant or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such, for the purchase, acquisition or transfer from the Shareholder of any of the Subject Securities or any interest therein or right thereto; and

(v)	the only securities of the Corporation owned (of record or beneficially), or controlled or directed, directly or indirectly, by the Shareholder on the date hereof are the Subject Securities.

16.	Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants to the Shareholder that:

(e)	the Purchaser has the requisite corporate power and capacity to execute and deliver this Agreement and the Arrangement Agreement and to perform its obligations hereunder; and

(f)
the execution, delivery and performance of this Agreement and the Arrangement Agreement by the Purchaser has been duly authorized by its board of directors and no other internal proceedings on its part is necessary to authorize this Agreement and the Arrangement Agreement.

17.	Representations and Warranties of Corporation

The Corporation hereby represents and warrants to the Shareholder that:

(e)	the Corporation has the requisite corporate power and capacity to execute and deliver this Agreement and the Arrangement Agreement and to perform its obligations hereunder; and

(f)
the execution, delivery and performance of this Agreement and the Arrangement Agreement by the Corporation has been duly authorized by its board of directors and no other internal proceedings on its part is necessary to authorize this Agreement and the Arrangement Agreement.

18.	Miscellaneous

18.1
Time is of the essence of this Agreement. The mere lapse of time in the performance of the terms of this Agreement by any party hereto will have the effect of putting such party in default in accordance with Articles 1594 to 1600 of the Civil Code of Québec.

18.2
The Shareholder agrees that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms of this Agreement and an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of this Agreement, in addition to any other remedy to which it may be entitled, at law or in equity.

18.3	This Agreement shall automatically terminate upon the earlier of (i) the Effective Time, and (ii) the termination of the Arrangement Agreement in accordance with its terms.

18.4
Any notice, or other communication given regarding the matters contemplated by this Agreement, unless provided otherwise, must be in writing, sent by personal delivery, courier, facsimile or electronic mail (provided confirmation of receipt is acknowledged by return electronic mail from the recipient) and addressed (i) to the Purchaser and the Corporation, as set forth in Section 8.6 of the Arrangement Agreement or (ii) to the Shareholder, as set forth on the signature page to this Agreement.

18.5	This Agreement shall be governed by, construed and enforced in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable therein.

18.6
This Agreement constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

18.7
This Agreement may be executed and delivered in multiple counterparts (including by facsimile, email or other electronic means), each of which shall be deemed an original, and such counterparts together shall constitute one and the same agreement.

18.8
The parties expressly acknowledge that they have requested that this Agreement be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente lettre d'entente soit rédigée en anglais seulement.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

EHP Funds Inc.
Full Name of the Shareholder

Per:	(s) Jason Mann
Authorized Signatory

Jason Mann, Chief Executive Officer
Name of the Authorized Signatory

Address:

[redacted: address of the signatory]

[redacted: phone number of the signatory]
Telephone

[redacted: e-mail address]
E-mail

Number and type of securities (including detail of ownership, as applicable):

865,487 subordinate voting shares of EXFO

[Signature page – Support and Voting Agreement]

11172239 CANADA INC.

Per:	(s) Germain Lamonde
Name: Germain Lamonde
Title: President

EXFO INC.

Per:	(s) Pierre Plamondon
Name: Pierre Plamondon
Title: Chief Financial Officer

[Signature page – Support and Voting Agreement]